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Exhibit 10.4

Mind Medicine (MindMed) Inc. One World Trade Center, Suite 8500 New York, NY 10007 P: (212) 220-MMED (6633)

Schond Greenway

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May 9, 2022

Re: Offer of Employment – Chief Financial Officer

Dear Schond,

Mind Medicine (MindMed) Inc. (the “Company”) is pleased to offer you employment with the Company. This offer is made on the following terms and the Company may change your position, duties, and work location from time-to-time as it deems necessary. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

1. Position & Duties. This is a full-time, employment position as Chief Financial Officer which reports directly to the Company’s Chief Executive Officer.

As CFO, you are principally responsible for fundraising and investor relations, and the development and execution of the Company’s capital raising, financial and operational strategies. You are also principally responsible to oversee the financial and risk management operations of the Company (including its subsidiaries) managed by the Company’s VP, Global Controller & Principal Accounting Officer. Your duties include the oversight, development and execution of the Company’s financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. You, along with our VP, Global Controller & Principal Accounting Officer, will oversee financial operations, audit matters and coordination with the Audit Committee.

You will be designated the Company’s SEC’s Principal Financial Officer for certifying and for the overall purposes of the Company’s financial reports and financial filings with the U.S. Securities and Exchange Commission. You will be a Section 16 reporting officer. As a member of the executive management team, you will also have other duties and tasks customarily associated with being a Chief Financial Officer.

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2. Compensation. Your full-time base cash salary will be at the rate of $400,000 per year, payable on the Company’s regular payroll dates, subject to tax and other withholdings as required by law. You will also be eligible for an annual target bonus of 40% of your base salary which will be prorated in 2022 based on your start date. Employees starting on or after October 1 will not be eligible for this year’s bonus. The annual bonus, if any, is based on an annual review and will be determined by the Board of Directors of the Company in its sole discretion. If your employment is terminated by either you or the Company for any reason prior to the date bonuses are paid, you are not eligible for a bonus, prorated or otherwise.

3. Payroll and Equity Compensation. You will be paid on the Company’s regular payroll dates (currently semi-monthly) and you will be eligible for standard Company benefits relating to medical insurance, vacation, sick leave, and holidays, as they become available. The Company may modify compensation and benefits from time to time as it deems necessary, provided however, in no event shall the annual base salary be less than $400,000 unless mutually agreed. You will also be eligible to participate in the Company’s stock option plan and performance and restricted unit plan, the details of which will be decided by the Compensation Committee of the Board of Directors.

4. Options Grant and Restricted Stock Units. You will also be eligible to participate in the Company’s stock option plan and restricted stock unit plan. I will recommend to the Board or Directors of the Company that you be granted: (i) an option to purchase 1,650,000 shares of the Company’s common stock (“Option”), and (ii) a right to receive 1,270,000 restricted stock units of the Company (“RSUs”). These will need to be approved by the Board of Directors. The Option will vest as follows: 25% of the shares on the first anniversary of your employment, 1/36th of the remaining shares per month thereafter over 36 months. The RSUs will vest as follows: 25% of the units on the first anniversary of your employment, 1/12th of the remaining units per quarter thereafter over 12 quarters. The Option and the RSUs are subject to applicable Grant Agreements as well as Company’s Stock Option Plan and Performance and Restricted Unit Plan, respectively.

5. Proprietary Information and Inventions Agreement. As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other people to whom you have the obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6. Work Site. The Company maintains highly flexible working conditions. Your status will be as an exempt, salaried employee and you will not be placed on a fixed work schedule but will be expected to be available as required by the nature of your work assignments.

7. At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. After an evaluative period of 6 months, and subject to your performance, the Company may offer you an executive employment agreement, which will reflect the terms contained herein and the

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Company’s other standard contractual terms, subject to approval by the Board of Directors. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

8. Additional Agreements. As a condition of your employment, you agree to execute any additional agreements required by the Company at the start of your employment. This includes any agreements that relate to your confidentiality or intellectual property assignment obligations to the Company. You further agree that at all times during your employment (and afterward as applicable), you will be bound by, and will fully comply with, these additional agreements.

9. Contingencies. This offer is contingent upon the satisfactory completion of background and reference checks by the Company. By accepting this offer you agree to authorize the Company to conduct these checks. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.

10. Miscellaneous.

(a) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(b) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via DocuSign (or similar online execution platform), facsimile copy or scanned image will have the same force and effect as execution of an original, and a DocuSign, facsimile signature or scanned image will be deemed an original and valid signature.

(c) Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company (the “Disputes”) will be governed by State of New York law, excluding laws relating to conflicts or choice of law.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign

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documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date both this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 12, 2022.

We look forward to having you join us. Your employment will be effective as of May 23, 2022 subject to satisfactory completion of all approvals, references, and background checks prior to that date.

Sincerely,

Mind Medicine (MindMed), Inc.

By:
(Signature)
Name:	Robert Barrow
Title:	Chief Executive Officer

ACCEPTED AND AGREED

Schond Greenway

(Signature)
5/9/2022
Date

Start Date: May 23, 2022

Attachment A: Proprietary Information and Inventions Agreement

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ATTACHMENT A

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

(See Attached)

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